As filed with the Securities and Exchange Commission on January 5, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENNTRO ELECTRIC GROUP LIMITED
(Exact name of registrant as specified in its charter)

Australia	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Okerson Road Freehold, New Jersey (732) 820-6757	07728
(Address of principal executive offices)	(Zip Code)

Cenntro Electric Group Limited Amended and Restated 2016 Incentive Stock Option Plan
Cenntro Electric Group Limited 2022 Stock Incentive Plan
Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan
(Full titles of the plans)

Peter Z. Wang
Chief Executive Officer
Cenntro Electric Group Limited
501 Okerson Road
Freehold, New Jersey 07728
(Name and address of agent for service)

(732) 820-6757
(Telephone number, including area code, of agent for service)

Copies to:

Jonathan J. Russo, Esq. Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York New York 10019 (212) 858-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, without par value:
Amended and Restated 2016 Incentive Stock Option Plan	9,225,291 (2)	$1.1007(3)	$10,154,277.80	$941.30
2022 Stock Incentive Plan	25,965,234 (4)	$5.415(5)	$140,601,742.11	$13,033.78
2022 Employee Stock Purchase Plan	7,789,571 (6)	$4.603(7)	$35,855,395.31	$3,323.80
Total	42,980,096		$186,611,415.22	$17,298.88

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional Ordinary Shares which become issuable under the above-named plans by reason of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation, recapitalization or any other similar transaction which results in an increase in the number of our outstanding Ordinary Shares. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
Represents Ordinary Shares to be issued pursuant to stock options outstanding under the Cenntro Electric Group Limited Amended and Restated 2016 Incentive Stock Option Plan (the “2016 Plan”) as of the date of this Registration Statement.

(3)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.1007 per Ordinary Share, the weighted average exercise price (rounded down to the nearest cent) of the options outstanding under the 2016 Plan as of the date of this Registration Statement.

(4)
Represents Ordinary Shares which the Board has authorized for issuance under the Cenntro Electric Group Limited 2022 Stock Incentive Plan (the “2022 Plan”) as of the date of this Registration Statement.

(5)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices per share of the Registrant’s Ordinary Shares reported on the Nasdaq Capital Market on January 3, 2022, a date within five business days prior to the filing of this Registration Statement.

(6)
Represents Ordinary Shares which the Board has authorized for issuance under the Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan (the “ESPP”) as of the date of this Registration Statement.

(7)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis 85% of the average of the high and low prices per share of the Registrant’s Ordinary Shares reported on the Nasdaq Capital Market on January 3, 2022, a date within five business days prior to the filing of this Registration Statement. Pursuant to the ESPP, the purchase price of the Ordinary Shares reserved for issuance thereunder will be 85% of the lower of the fair market value of Ordinary Shares on the first trading day of the offering period or on the purchase date.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

On November 5, 2021, Cenntro Electric Group Limited (formerly known as Naked Brand Group Limited) ACN 619 054 938 (the “Registrant,” “we,” “us,” or “our”) entered into a Stock Purchase Agreement (the “Acquisition Agreement”) with Cenntro Automotive Group Limited, a Cayman Islands company limited by shares (“CAG”), Cenntro Automotive Group Limited, a Hong Kong private limited company and wholly owned subsidiary of CAG (“CAG HK”), Cenntro Automotive Corporation, a Delaware corporation and wholly owned subsidiary of CAG (“CAC”) and Cenntro Electric Group, Inc., a Delaware corporation and wholly owned subsidiary of CAG (“CEG” and, together with CAG HK and CAC, “Cenntro”). Pursuant to the Acquisition Agreement, Naked Brand Group Limited (“NBG”) purchased from CAG all of the issued and outstanding share capital or capital stock, as applicable, of Cenntro in exchange for an aggregate of 174,853,546 Ordinary Shares of NBG and the conversion of stock options to purchase CAG ordinary shares under the 2016 Plan into stock options to purchase an aggregate of 9,225,291 Ordinary Shares of the Company (the “Combination”). The closing of the Combination occurred on December 30, 2021. In connection with the closing of the Combination, NBG changed its name to “Cenntro Electric Group Limited.” Pursuant to the Acquisition Agreement, the Registrant assumed the 2016 Plan and each option to purchase ordinary shares of CAG that was outstanding and unexercised immediately prior to the effective time of the Combination under the 2016 Plan, whether or not vested, was converted into and became an option to purchase Ordinary Shares of the Registrant. Following the closing of the Combination, on December 30, 2021 the board of directors of the Company adopted the 2022 Plan and the ESPP. This Registration Statement on Form S-8 is being filed for the purpose of registering shares of the Registrant’s Ordinary Shares issuable under the 2016 Plan, the 2022 Plan and the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)
Annual Report on Form 20-F filed with the Commission on May 18, 2021, containing audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)
Report of Foreign Private Issuer on Form 6-K filed with the Commission on November 8, 2021, containing the audited financial statements of Cenntro and the unaudited pro forma financial statements of the Registrant relating to the Combination.

(c)
Reports of Foreign Private Issuer on Form 6-K filed with the Commission on February 1, 2021, February 23, 2021, February 25, 2021, March 10, 2021, March 12, 2021, April 21, 2021, April 23, 2021, April 29, 2021, April 30, 2021, June 23, 2021, July 6, 2021, July 7, 2021, August 25, 2021, September 29, 2021, October 27, 2021, November 4, 2021, November 17, 2021, November 24, 2021, December 14, 2021, December 21, 2021, January 3, 2022 and January 5, 2022;

(d)
The description of the Registrant’s Ordinary Shares contained in Registrant’s registration statement on Form 8-A (No. 001-38544) filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), together with any amendments or reports filed with the SEC for the purposes of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant has agreed to indemnify current and past directors and other executive officers of the Registrant on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office in the Registrant or a related body corporate.

The Registrant currently maintains insurance for each director and officer against any liability incurred by the director or officer as a result of their holding office in the Registrant or a related body corporate.

Under the Australian Corporations Act 2001 (Cth) (the “Corporations Act”), a company incorporated in Australia or a related body corporate of it must not indemnify (other than for legal costs) a person against any liabilities incurred as an officer or auditor of the company if it is a liability:

(a)	owed to the company or a related body corporate;

(b)	for a pecuniary penalty or compensation order made in accordance with the Corporations Act; or

(c)	that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

In addition, a company or related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred in:

(a)	defending or resisting proceedings in which the person is found to have a liability of the type described above;

(b)	in defending or resisting criminal proceedings in which the person is found guilty;

(c)	in defending or resisting proceedings brought by the Australian corporate regulator or a liquidator for a court order if the grounds for making the order are found to have been established; or

(d)	in connection with proceedings for relief to the person under the Corporations Act in which the Court denies the relief.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1
Constitution of Cenntro Electric Group Limited ACN 619 054 938 (incorporated by reference to Exhibit 3.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the Commission on January 5, 2022).

4.1
Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the Commission on January 5, 2022).

5.1	Opinion of Minter Ellison.
23.1	Consent of BDO Audit Pty Ltd.
23.2	Consent of Marcum Bernstein & Pinchuk LLP.
23.3	Consent of Minter Ellison (included in Exhibit 5.1).
24.1	Power of attorney (included on signature page).
99.1
Cenntro Electric Group Limited Amended and Restated 2016 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the Commission on January 5, 2022).

99.2
Cenntro Electric Group Limited 2022 Stock Incentive Plan (and Forms of Stock Option Agreement, Cash-Settled Stock Option Agreement, Restricted Share Agreement and Restricted Share Unit Agreement (and each agreement's Notice of Exercise and Grant Notice, as applicable)) (incorporated by reference to Exhibit 10.5 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the Commission on January 5, 2022).

99.3
Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, File No. 001-38544, filed with the Commission on January 5, 2022).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Freehold, New Jersey, on the 5th day of January, 2022.

CENNTRO ELECTRIC GROUP LIMITED

By:	/s/ Peter Z. Wang

Peter Z. Wang
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Z. Wang, Edmond Cheng and David He and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-facts and agents, or his or her substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter Z. Wang	Executive Chairman and Director (Principal Executive Officer)	January 5, 2022
Peter Z. Wang

/s/ Edmond Cheng	Chief Financial Officer (Principal Financial and Accounting Officer)	January 5, 2022
Edmond Cheng

/s/ Chris Thorne	Director	January 5, 2022
Chris Thorne

/s/ Joe Tong	Director	January 5, 2022
Joe Tong

/s/ Justin Davis Rice	Director	January 5, 2022
Justin Davis-Rice

/s/ Simon Tripp	Director	January 5, 2022
Simon Tripp

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cenntro Electric Group Limited has signed this Registration Statement in the City of Freehold, New Jersey on January 5, 2022.

Cenntro Automotive Corporation

By:	/s/ Peter Z. Wang
Name:	Peter Z. Wang
Title:	Chief Executive Officer